FIFTH AMENDMENT TO AMENDED AND RESTATED
                          CREDIT AND SECURITY AGREEMENT

     This Fifth Amendment to the Amended and Restated Credit and Security Agreement ("Fifth Amendment") is dated effective June 30, 1998, and is by and between the following identified parties:

         Featherlite, Inc., formerly known as Featherlite Mfg., Inc., a corporation duly organized and validly existing under the laws of the State of Minnesota, with its principal place of business at Hwy. 63 & 9, Cresco, Iowa 52136 ("Borrower");

         Conrad Clement, Larry Clement, Kathy Clement, residents of Iowa, and Tracy Clement and Nancy Clement, residents of Minnesota (the "Clement"); and

         Firstar Bank Iowa, N.A., a national banking institution ("Bank").

                                    RECITALS

     A. Borrower, Clements and Bank entered into an Amended and Restated Credit and Security Agreement dated as of December 30, 1996 ("Restated Agreement"), which was amended by a First Amendment dated June 18, 1997, a Second Amendment dated July 31, 1997, a Third Amendment dated January 1, 1998, and a Fourth Amendment dated June 8, 1998.

     B. Borrower has requested that the Bank amend certain terms and conditions in the Restated Agreement.

     C. Bank is willing to grant the request subject to the terms of this Fifth Amendment.

The parties agree:

     1. Amendment to Revolver. Section 5(a) of Revolving Line of Credit and Payment Provisions, is amended to read as follows:

          a) Borrowing. Subject to the terms and conditions of this Restated Agreement, the Bank shall, in its sole discretion, make loans (each a "Revolving Loan") to the Borrower in such amounts as the Borrower may from time to time request in increments of at least $50,000 and at such intervals as the Bank may from time to time determine, provided that the aggregate principal amount of such Revolving Loan requested, shall not exceed the Revolving Line of Credit Borrowing Limit.

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     2.  Amendment  to  Letters of Credit.  Section 5A dealing  with  Letters of
Credit is amended to read as follows:

          5A. (a) Letters of Credit. Subject to the terms and conditions of this Restated Agreement, the Bank may, in its sole discretion, issue letters of credit for the account of the Borrower from time to time until the Revolving Line of Credit Termination Date in such amounts as are approved by Bank upon application by Borrower. Each request for a letter of credit shall be made by the Borrower in writing on the Bank's letter of credit application and reimbursement agreement form. The Bank shall charge its reasonable and customary fees for such letters of credit. The issuance of each letter of credit shall constitute a loan and an advance for purposes of Section 8.

          (b) Agreement to Repay Letter of Credit Drawings. If the Bank has received documents that it determines are satisfactory to draw under a Letter of Credit, Borrower shall reimburse the Bank immediately in an amount equal to the amount of such drawing. If Borrower fails to reimburse Bank immediately, Bank is authorized by Borrower to draw on the Revolving Line of Credit in an amount sufficient to cover the deficiency, which draw shall be treated as a loan under the Revolving Line of Credit.

          (c) Letters of Credit Issued by other Banks. At the Borrower's request the Bank may, in its discretion, subject to the terms and conditions of this Restated Agreement, in lieu of issuing its own letter of credit hereunder, cause a correspondent of the Bank to issue a letter of credit for the account of the Borrower, which letter of credit shall be deemed to be a letter of credit issued hereunder. The Bank shall execute the standard letter of credit application and reimbursement agreement of such letter of credit issuer. The Borrower shall reimburse the Bank immediately in an amount equal to any amount which the Bank is required to pay to the letter of credit issuer in respect of such letter of credit. If the Borrower fails to reimburse the Bank immediately, the Bank is authorized by Borrower to draw on the Revolving Line of Credit in an amount sufficient to cure the deficiency, which draw shall be treated as a loan under the Revolving Line of Credit.

          (d) The parties agree that the Letter of Credit #S102262 issued by Bank in the amount of $1,245,000 due 12/14/98 with Hartford Fire Insurance Co. as beneficiary shall be deemed to be a letter of credit hereunder for all purposes.


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     3. Amended Financial Covenant. Section 11, Financial Covenants of Borrower,
is amended as follows. The financial covenant regarding "Minimum Tangible Net Worth" is amended and restated in its entirety as follows:

                  Minimum Tangible Net Worth. Maintain at all times a Tangible Net Worth of not less than $18,000,000.

     4. Renegotiation. The parties have agreed to extend the maturity date on the Revolving Line of Credit Promissory Note until September 30, 1999 and have executed a new note which references that date, however, the parties intend for the Obligations of Borrower to be refinanced by September 20, 1998. In the event that the Obligations are not refinanced by September 30, 1998, Bank and Borrower agree to use their best efforts to renegotiate the terms and structure of the Obligations.

     5. Representations and Warranties. All the representations and warranties of Borrower as set forth in the Restated Agreement are true and correct in all material respects as of the date of this Fifth Amendment.

     6. Acknowledgment of Receipt. By their execution of this Fifth Amendment, the parties acknowledge receipt of a copy of this document.

     7. Savings. All other terms and conditions of the Restated Agreement, not specifically modified by this Fifth Amendment, shall remain in full force and effect.

     8. Representation. The Borrower represents that no Event of Default has occurred and is continuing under the Restated Agreement, as amended, and no event or circumstance has occurred and is continuing that, with the giving of notice, the passage of time, or both, would constitute an Event of Default under the Restated Agreement, as amended. Further, the Borrower represents that the representations and warranties as contained in the Restated Agreement, as amended, continue to be true.

     9. Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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IMPORTANT:  READ  BEFORE  SIGNING.  THE TERMS OF THIS  AMENDMENT  SHOULD BE READ
CAREFULLY  BECAUSE  ONLY THOSE  TERMS OR ORAL  PROMISES  NOT  CONTAINED  IN THIS
WRITTEN AGREEMENT (EXCEPT THE RESTATED AGREEMENT AS PREVIOUSLY AMENDED AND DOCUMENTS REFERRED TO IN THE RESTATED AGREEMENT AS PREVIOUSLY AMENDED) MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.



                                       FEATHERLITE, INC.

                                       BY:
                                          Conrad Clement, President


                                       BY:
                                          Tracy J. Clement, Executive Vice
                                          President


                                       FIRSTAR BANK IOWA, N.A.

                                       BY:
                                          Mitch McElree, Vice President